OMNIBUS AMENDMENT AGREEMENT

This OMNIBUS AMENDMENT AGREEMENT, dated as of September 22, 2016 (this "Agreement"), is made between Cognate BioServices, Inc., a Delaware corporation ("Cognate") and Northwest Biotherapeutics, Inc., a Delaware corporation ("Northwest").

WHEREAS Northwest and Cognate are party to those certain Conversion and Lock-Up Agreements dated as of July 30, 2013 and October 19, 2015, respectively (collectively, the "Lock-Up Agreements") and to that certain (i) DCVax®-Direct Manufacturing and Services Agreement, (ii) DCVax®-L Manufacturing and Services Agreement, (iii) Manufacturing Expansion Services Agreement and (iv) Ancillary Services Agreement, each of which is dated as of January 17, 2014 (collectively, the "2014 Agreements" and together with the Lock-Up Agreements, collectively, the "Services Agreements");

WHEREAS, the Services Agreements permit Northwest to pay Cognate for certain services rendered by Cognate under the Services Agreements in securities of Northwest;

WHEREAS, on various dates and pursuant to the terms and conditions of one or more of the Services Agreements, Northwest issued to Cognate shares of Northwest's common stock and/or warrants to purchase shares of Northwest common stock;

WHEREAS, Northwest's payment of substantial portions of Cognate's invoices in securities of Northwest rather than cash conserved Northwest's resources, which in turn enabled Northwest's clinical trials to proceed at full speed during 2013-2015, without suspension or reduction of the trials such as had been necessary during 2008-2011 due to the financial crisis;

WHEREAS, the Nasdaq Stock Market ("Nasdaq") requested information about and thereafter reviewed stock and warrant issuances made by Northwest to Cognate pursuant to the Services Agreements;

WHEREAS, following Nasdaq's review, Nasdaq determined that certain issuances made pursuant to the Services Agreements violated certain Nasdaq rules;

WHEREAS, Northwest and Cognate entered into that certain Exchange Agreement, dated as of August 28, 2016 (the "Exchange Agreement"), which Exchange Agreement was approved by Nasdaq on August 30, 2016; and

WHEREAS, on September 6, 2016, Northwest disclosed that in addition to the Nasdaq acceptance of the Exchange Agreement, the remaining portions of the multi-year vesting and lock-up periods relating to shares and warrants held by Cognate would be cancelled and that most of the lock-up periods had already taken place, with Cognate having been locked up during those times.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the recitals, terms and conditions contained herein.

1. Cancellation of Application and Elimination of Vesting and Lock-Up Provisions. As disclosed in Northwest's current report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2016, the remaining portions of the multi-year vesting and lock-up provisions (the "Terminated Provisions") are hereby cancelled and terminated with respect to all securities of Northwest held by or issuable to Cognate, and the Terminated Provisions are eliminated from the applicable agreements, including without limitation, the Services Agreements, such that all of such securities are fully vested and freely tradable once registered or pursuant to any exemption from applicable registration requirements. Northwest is implementing the registration of all securities of Northwest held by Cognate, which registration was already required by and not complied with under existing agreements between the parties, including without limitation, the Services Agreements. Other than cancellation and termination of application of the Terminated Provisions to all securities issued at any time by Northwest to Cognate, and the elimination of the Terminated Provisions from all applicable agreements, including without limitation, the Services Agreements, nothing in this Agreement shall be construed as amending or modifying any other terms or conditions of the Services Agreements, and all of such other terms and conditions of the Services Agreements remain in full force and effect.

2. Representations and Warranties. Each party represents and warrants that (a) such party has full power and authority to enter into this Agreement and perform the activities contemplated hereunder, (b) such party does not know of any legal impediment to such party's full performance of this Agreement and the activities contemplated hereunder, (c) such party's performance and activities will not violate or conflict with any existing or pending obligations of such party, and (d) this Agreement constitutes a valid and binding obligation of such party, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application.

3. Miscellaneous.

(a) Further Assurances. The parties agree to execute and deliver any such additional documents or instruments and to take any other action as may be necessary or appropriate to give effect to (i) the cancellation of the application of the Terminated Provisions to Northwest securities held by Cognate, (ii) the deletion and removal of the Terminated Provisions from all applicable agreements, and (iii) the registration of the securities held by Cognate, in each case as set forth in Section 1 of this Agreement.

(b) Entire Agreement. This Agreement embodies the complete agreement and understanding between the parties to this Agreement with respect to the elimination of the Terminated Provisions from the Services Agreements and the application of such provisions to Northwest securities issued at any time to Cognate.

(c) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement otherwise remains in full force and effect. In such case, the parties shall substitute the illegal, invalid or unenforceable provision with such provision as will most closely correspond with the legal and economic contents of the provisions so voided.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles thereof.

(e) Counterparts; Delivery by Facsimile or Electronic Mail. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of facsimile machine or electronic mail, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version delivered in person.

(f) Modification; Amendment. This Agreement may be modified only by written instrument or agreement executed by the each of the parties hereto.

(g) Reservation of Rights. The parties hereby agree that this Agreement is without prejudice to any rights Cognate has at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NORTHWEST BIOTHERAPEUTICS, INC.

By: ______________________

Name: Leslie J. Goldman

Title: Senior Vice President, Business Development

COGNATE BIOSERVICES, INC.

By: ______________________

Name: J. Kelly Ganjei

Title: Chief Executive Officer